REPRESENTATIONS, GENERAL RELEASE, TERMINATION & INDEMNIFICATION AGREEMENT

This General Release, Termination & Indemnification Agreement and accompanying representations (hereinafter, “Agreement”), made this 16th day of January, 2009, by and between Guiseppe Arlia (hereinafter, “G. Arlia”), and Ichiban Ventures, Inc. (hereinafter, “Ichiban” or the “Company”), NYC Liquidation Group, LLC and Ephren Taylor, Personal Guarantor.

WHEREAS, G. Arlia is a registered Shareholder and Director and Officer of the Company; and

WHEREAS, G. Arlia owns a one hundred (100%) percent equity stake in the Company, hereinafter referred to as “Equity Ownership;” and

WHEREAS, G. Arlia is terminating his employment and resigning as a Director and Officer of the Company and selling his 100% Equity Ownership (200 Outstanding Shares at Par Value) in the Company to NYC Liquidation Group, LLC; and

WHEREAS, NYC Liquidation Group, LLC shall remain as sole shareholder of the Company (hereinafter, “Sole Shareholder”) and said Sole Shareholder and G. Arlia desire to resolve and release any claims of ownership by signing this agreement and create certain indemnifications, as do G. Arlia and NYC Liquidation Group with each other.

NOW, THEREFORE, the parties agree as follows:

1.

G. Arlia hereby transfers, assigns, conveys and sells to the Company one hundred (100%) percent of the Equity Ownership in the Company in consideration of the distribution of the following:

a)

Two Hundred and Four Thousand ($204,000.00) Dollars by Bank Check made payable to G. Arlia immediately upon signing of this Agreement for the purchase of the Shares; and

b)

Sixteen Thousand Five Hundred ($16,500.00) Dollars representing the security deposit on the two leaseholders (below described) held by Ichiban Ventures, Inc.; and

c)

$2,258.06 representing the adjustment for rents, including any additional rent, under the below described leases and their respective water and sewer charges.

2.

Simultaneously herewith G. Arlia will execute a resignation as Officer and Director of the Company as set forth in Exhibit A.

3.

G. Arlia represents and warrants that there are no outstanding liens, judgments, encumbrances or other impediments to the sale and transfer of all of his Equity Ownership in the Company. Consequently, Shareholders, Guiseppe Arlia personally indemnifies Ichiban Enterprises, Inc. for all outstanding debts, judgments, liens, suits, actions, and/or proceedings against Ichiban Enterprises, Inc., the shares or the corporation pending up until today.

4.

G. Arlia represents and warrants that he owns all of the Equity Ownership in the Company free and clear and that he has not optioned, pledged, or put up any of his Equity Ownership of whatever kind or whatever amount to any other person or entity. G. Arlia represents and warrants that he has sole, full and complete right, title and interest in the Equity Ownership that he is selling to the NYC Liquidation Group, LLC in accordance with this Agreement. G. Arlia represents and warrants the Company is duly organized and validly existing under the laws of New York Domestic, and is duly qualified to do business in New York. G. Arlia represents and warrants the Company has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery by the Company of this agreement and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of Seller and will not conflict with or breach any provision of the Certificate of Incorporation or Bylaws of the Company. No action, approval, consent or authorization of any governmental authority is necessary for the Company to consummate the instant transaction. The

Company is a corporation duly organized on or about December 2, 2005, under the laws of New York, and the Company is validly existing and has not been dissolved.

5.

G. Arlia represents and warrants the Company has not entered into, and is not subject to any: (i) written contract or agreement for the employment of any employee of the business; (ii) contract with any labor union or guild; (iii) pension, profit-sharing, retirement, bonus, insurance, or similar plan with respect to any employee of the business; or (iv) similar contract or agreement affecting or relating to the Corporation. Moreover, G. Arlia represents and warrants there are no violations of any law or governmental rule or regulation pending against the Shares of the Company and/or the Company.

6.

G. Arlia represents and warrants the Company does not have any creditors. However, there are two leaseholds held by Ichiban Ventures, Inc.: One leasehold is for a storefront located at 271 Flatbush Avenue, Brooklyn, NY 11217 with the landlord being Mr. Phil Cramer. The second leasehold is for a storefront located at 311 Lexington Avenue, New York, NY 10016 with the landlord being Bi-Coastal Properties, Inc. It is noteworthy to mention that Guiseppe Arlia has personally guaranteed the terms and conditions to be honored by Ichiban Enterprises, Inc., including but not limited to, its financial obligation of rental payment.

7.

G. Arlia represents and warrants the Company has filed each tax return, including without limitation all income, excise, property, gains, sales, franchise and license tax returns, required to be filed by the Company prior to the date hereof. Each such return is true, complete and correct, and the Company has paid all taxes, assessments and charges of any governmental authority required to be paid by it and has created reserves or made provisions for all taxes accrued but not yet payable. No government is now asserting, or to G. Arlia’s knowledge threatening to assert, any deficiency or assessment for additional taxes or any interest, penalties or fines with respect to the Company.

8.

The parties agree that upon completion of the transactions contemplated by this Agreement, that all claims to salary, commissions, compensation, health insurance or other financial consideration by G. Arlia of whatever kind have been fully satisfied and any claim or cause of action regarding the same is hereby irrevocably and unconditionally released and fully discharged by G. Arlia. NYC Liquidation Group, LLC and Ichiban Enterprises, Inc. hereby releases and agrees to properly substitute G. Arlia from all individuals guarantees made by G. Arlia on behalf of Ichiban Enterprises, Inc. within the three months from today. Accordingly, NYC Liquidation Group LLC and Ichiban Enterprises, Inc. hereby indemnifies G. Arlia for all personal guarantees he has made on behalf of Ichiban Enterprises, Inc., including but not limited to the personal guarantees in the Franchise Agreement with I SOLD IT.com and the two leaseholds above described. In the event the NYC Liquidation Group LLC and Ichiban Enterprises, Inc. fail to properly substitute G. Arlia as personal guarantor in any Ichiban Enterprises, Inc. related contracts within the three months from today, as a condition subsequent Ephren Taylor shall additionally personally indemnify Guiseppe Arlia until such time the substitution and release of G. Arlia as guarantor is accomplished and G. Arlia is given proof of same.

9.

G. Arlia shall facilitate the termination of all pre-existing Ichiban Venture, Inc. financial accounts and shall assist the creation of any accounts with new account representatives for any financial institution chosen by NYC Liquidation LLC. After completion of the transactions contemplated by this Agreement, the parties shall have no claim, accounting, demand or cause of action against each other and each is irrevocably and unconditionally released and fully discharged from or against same, except as specifically described above in Paragraph three (3) and eight (8). In other words, none of the representations, warranties, covenants, or other obligations of the parties shall survive the closing, except as expressly provided herein. Acceptance of the Bill of Sale by NYC Liquidation LLC shall be deemed full and complete performance and discharge of every agreement and obligation of the G. arlia, except those, if any, which expressly are stated herein to survive the closing.

10.

The parties agree to maintain in strict confidence the terms of this Agreement and not to disclose to any third party except to legal counsel or accountants performing tax services for such party. In the event any party receives such a subpoena or other valid legal process with respect to the terms and subject matter of this Agreement, then said party shall notify all other parties in writing prior to responding thereto, and giving the other party the opportunity to file a motion to quash said subpoena in a court or forum of competent jurisdiction no later than forty-eight (48) hours before the return date. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand of by Federal Express courier or by registered or certified mail, return receipt requested, with postage prepaid, to the party, as the case may be, at their addresses first given.

11.

G. Arlia agrees for a period of twenty (20) years not to solicit, directly or indirectly, or cause third parties to solicit any employees, representatives or others associated with the Company who were employees of the Company within one (1) year of the date of this Agreement to terminate their association with the Company or to do business with such other person or entity that would cause financial harm to the Company. The parties agree not to disparage each other and both sides agree that the reason for termination of G. Arlia was voluntary. G. Arlia further agrees for a period of twenty (20) years not to engage in a business similar to the business of the Company as an employee, shareholder or in any other manner for a period of (20) years in the New York State.

12.

This Agreement shall be interpreted and enforced by the laws of the State of New York. Any subsequent agreements must be in writing by the parties to this Agreement.

13.

Each side shall bear its own legal expenses and costs associated with this Agreement, in any proceeding to interpret or enforce this Agreement, or in any mediation or arbitration in connection with this Agreement, including but not limited to splitting 50% to Claimant and 50% to Respondent of any arbitration or mediation forum fees. Each party represents and warrants that he or it has had the opportunity to have this Agreement reviewed by legal counsel of his own choice and the Company’s counsel is not representing any of the individual signatories to this Agreement.

14.

Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in New York, NY, by a panel of three arbitrators, in accordance with the rules of the Association then in effect. Any awarded rendered shall be made by means of a written opinion explaining the arbitrators’ reasons for the award. The arbitrators may not amend or vary any provision of this agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this agreement.

15.

Nothing herein shall prevent the Company from seeking an injunction in court for violation of the restrictions contained in this agreement.

IN WITNESS WHEREOF, the parties intending to be legally bound, execute this Agreement effective on the date first above written.

Ichiban Ventures, Inc.

By: /s/ Guiseppe Arlia

Guiseppe Arlia

By: /s/ Guiseppe Arlia

Individually and Personally